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PATIENT ACCRUAL COMPLETED INTO PHASE 3 TRIAL OF GENASENSE® IN PATIENTS WITH ACUTE MYELOID LEUKEMIA

LARGE COOPERATIVE GROUP STUDY TESTS EFFICACY IN PREVIOUSLY UNTREATED PATIENTS

BERKELEY HEIGHTS, NJ – October 31, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that target patient accrual has been completed into a randomized Phase 3 trial of Genasense plus chemotherapy in previously untreated patients with acute myeloid leukemia (AML).  The trial was conducted by the Cancer and Leukemia Group B (CALGB), the largest U.S. oncology cooperative group, and was sponsored by the National Cancer Institute (NCI).

"There is a pressing need to identify new effective treatments in AML, particularly for  high-risk patients, and we are highly gratified by the support of the clinical community in completing rapid accrual onto this trial," commented Loretta M. Itri, M.D., President of Pharmaceutical Development and Chief Medical Officer at Genta. “The Company believes a positive result from this trial may be sufficiently robust to support worldwide regulatory applications in AML.  We look forward to evaluating these results with our colleagues in CALGB.”

In this trial, all patients received standard chemotherapy with daunorubicin and cytarabine (ARA-C), and they were randomly assigned to receive Genasense or no additional therapy.   Genasense was given during initial therapy (i.e., “induction”) and in two additional chemotherapy cycles (“consolidation”) after achieving complete remission (CR).  This trial enrolled patients over the age of 59 who had not previously received chemotherapy.  Due to the accumulation of additional genetic mutations, these patients are known to have an inferior outcome with standard chemotherapy, achieving lower rates of CR that result in shorter survival.  The primary endpoint in the trial is a comparison of overall survival; secondary endpoints include percent CR, remission duration, safety, and other assessments.  The CALGB has also conducted a number of correlative laboratory tests in this trial, including measurements of Bcl-2, the biochemical target of Genasense.  A minimum target of 500 patients was prospectively specified for accrual, a goal that has now been reached.  Data from this trial are expected in 2007.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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